Exhibit 99.1

NEWS RELEASE

Contact:	1780 South Bellaire Street, Suite 100
Sheri Henry	Denver, CO 80222	Listed: AMEX
Chief Financial Officer (ext. 132)	Ph: (303) 297-1800	Trading Symbol: AMV
sherih@amvproperties.com	Fax: (303) 296-7353	www.amvproperties.com

AMERIVEST ANNOUNCES SECOND LIQUIDATING CASH DISTRIBUTION;

SELECTION OF LIQUIDATING TRUSTEE, AND FINAL DATE OF TRADING

ON AMERICAN STOCK EXCHANGE

DENVER, CO, November 30, 2006 — AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust which formerly served small to medium size office tenants, announced today that its Board of Directors has declared a second liquidating cash dividend of $1.75 per share or approximately $42.2 million, payable from the proceeds of the completed sale of all of its properties under the July 17, 2006 purchase and sale agreement with Koll/PER, LLC a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho.  The dividend will be paid December 18, 2006 to shareholders of record as of December 11, 2006. The Company further announced that, provided no claim for breach of any representations and warranties under the purchase and sale agreement with Koll/PER has been made by February 27, 2007, and absent other circumstances under which it would be appropriate for the Trustee to retain the amount reserved pursuant to the purchase and sale agreement, an additional amount, not to exceed $0.40 per share or approximately $9.65 million, is expected to be distributed by the yet-to-be-formed AmeriVest Liquidating Trust (the “Trust”) to record holders of beneficial interests in the Trust in March 2007.

AmeriVest also announced that the final day for trading in its common stock on the American Stock Exchange is expected to be Wednesday, December 27, 2006.  Following the close of trading on that day, the Company will close its transfer books and all remaining assets and liabilities will be transferred to the AmeriVest Liquidating Trust in accordance with the plan of liquidation approved by AmeriVest’s shareholders in May 2006.

As part of the transfer, each AmeriVest shareholder of record on December 27, 2006, will automatically become the holder of one unit of beneficial interest in the Trust for each share of AmeriVest common stock, and all outstanding shares of AmeriVest common stock will automatically be deemed canceled.

Subject to limited exceptions related to transfer by will, intestate succession or operation of law, units in the Trust will not be transferable nor will a unit holder have authority, opportunity or power to sell or in any other manner dispose of any units.  As a result, the beneficial interests in the Trust will not be listed on any securities exchange or quoted on any automated quotation system of a registered securities association.

AmeriVest intends to request that the staff of the Securities and Exchange Commission permit the Trust to file abbreviated reports with the SEC in the form in which the Trust will report periodically to its beneficiaries, in lieu of filing the periodic reports that would be required to be filed with the SEC under Section 13 of the Securities Exchange Act of 1934.

“Since announcing the intent to form a liquidating trust, we have advised shareholders concerned about liquidity to consider selling their common shares prior to the cessation of trading,” said Charles Knight, president and chief executive officer of AmeriVest.  “With that date now set, our shareholders have the choice of selling at the market price or holding their units and thereby receiving liquidating distributions in the future, including the initial trust distribution in March 2007.  We expect the process of completing the winding up of the Company to take up to three years from the formation date of the trust” said Knight. “We are very pleased with the results we have been able to obtain for our shareholders in this process.  Liquidating distributions to shareholders including the initial $3.50 per share distribution paid in November, the additional $1.75 per share distribution declared today and the anticipated distribution from the liquidating trust in March 2007, total $5.65 per share, the high end of our previously announced range.”

The Company also announced the selection of Cloyses Partners of Denver or one or more of its principals as Liquidating Trustee of the Trust.  Cloyses and the Company are in the process of establishing an investor services desk that will be dedicated to keeping the unit holders informed of material developments regarding the trust as the liquidation is completed.  Information will also be available on the AmeriVest website at www.amvproperties.com.

Finally, the Company announced that all remaining employees of AmeriVest, including its Chief Executive Officer, Chief Financial Officer and administrative staff will have terminated their employment with the Company by or on December 27, 2006, the anticipated dissolution date of the Company.

There can be no assurance that the transfer of the Company’s assets to the liquidating trust will take place as described, or at all.  Nor can there by any assurance with respect to the timing or amount of any distribution or distributions to be made by AmeriVest or the Trust, nor that the Company will successfully delist from the AMEX, nor that the Company will receive the requested relief from the SEC or any relief.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, is a company in liquidation.  Prior to liquidation approval, AmeriVest provided Smart Space for Small Business® in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  In May 2006, the Company’s shareholders approved a plan of complete liquidation.  Further information about AmeriVest is available at www.amvproperties.com.

Cloyses Partners, LLC, based in Denver Colorado, assists companies and management teams undergoing various “defining moments”.  Cloyses Partners, LLC provides advisory and direct management services to its clients, with particular expertise in liquidating trust, receiverships and interim management.  Their website is www.cloyses.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the uncertainties with closing any or all of the anticipated asset sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting and from time to time in the Company’s filings with the Securities and Exchange Commission.